EXHIBIT 99.1

QCR Holdings, Inc. Announces 2017 Fourth Quarter Earnings Call and Increase in the Value of the Company’s Deferred Tax Asset

MOLINE, Ill., Jan. 22, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) announced today that its 2017 fourth quarter earnings results will be released at the close of market on February 1, 2018.   As previously announced, the Company completed the acquisition of Guaranty Bank and Trust Company during the fourth quarter. The finalization of the purchase accounting adjustments related to the acquisition and the revaluation of the Company’s deferred tax asset as of December 31, 2017, as discussed further below, will cause the Company to release fourth quarter earnings results at that time.

The Company will host an earnings call/webcast on February 2, 2018 at 10 a.m. central time. Douglas M. Hultquist, President and Chief Executive Officer, and Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer, will conduct the teleconference/webcast. Shareholders, analysts and other interested parties are invited to join.

The earnings call will be broadcast over the internet on the Company’s website, or interested parties may listen to the Company’s earnings call via teleconference. Participants should visit the Company’s website or call in to the conference line set forth below at least 10 minutes prior to the scheduled start of the call.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act introduces tax reform that reduces the current corporate federal income tax rate from 35% to 21%, among other changes. The corporate tax rate reduction is effective January 1, 2018.  The Company has determined that the Tax Act requires a revaluation of its net deferred tax asset. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted through income tax expense as changes in tax laws are enacted.

The Company has determined that, based on current information, the Tax Act's impact will be to increase the value of the Company's net deferred tax asset by approximately $2.9 million, which will be recorded as a reduction in income tax expense during the fourth quarter of 2017. While the Company is in a net deferred tax asset position, certain tax credits that are components of the net deferred tax assets do not require revaluation.  Excluding these tax credits the Company is in a net deferred tax liability position and this net deferred tax liability position will now be valued at the Company’s new lower corporate income tax rate of 21%. The impact is an increase in fourth quarter 2017 earnings of approximately $0.21 per share and a 1% increase in tangible book value as of December 31, 2017.

In addition to increasing earnings for the fourth quarter of 2017, the Tax Act is expected to be an ongoing benefit to the Company.   Management plans to comment on the impact of the new lower corporate tax rate during the fourth quarter earnings call.

The Company’s revaluation of its net deferred tax asset and other relevant details remain subject to modifications as the Company finalizes its financial results for the year ended December 31, 2017 and as information and analysis regarding the Tax Act and other relevant factors emerge.

Teleconference:
Dial-in information for the call is toll-free 1-888-317-6016 (international 1-412-317-6016). Participants should request to join the QCR Holdings, Inc. call. The event will be archived and available for digital replay through February 16, 2018. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); access code 10116044.

Webcast:
A webcast of the teleconference can be accessed at the Company’s News and Events page at http://www.qcrh.com or https://services.choruscall.com/links/qcrh180202.html. The archived audio webcast will be available until February 2, 2019.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Rockford communities through its wholly owned subsidiary banks.  Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, Community State Bank, which is based in Ankeny, Iowa and was acquired by the Company in 2016, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and wealth management services.  Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Contact:
Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745